Exhibit 10.5

SECURED PROMISSORY NOTE

Amount: $3,600,000	Date: December 10, 2007

FOR VALUE RECEIVED, BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Company”), promises to pay to VALENS OFFSHORE SPV II, CORP. c/o Valens Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017, Fax: 212-581-5037 (the “Holder”) or its registered assigns or successors in interest, the sum of Three Million Six Hundred Thousand Dollars ($3,600,000), together with any accrued and unpaid interest hereon, on June 10, 2008 (the “Maturity Date”) if not sooner paid in full.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Note Purchase Agreement dated as of the date hereof by and between the Company and the Holder (as amended, modified and/or supplemented from time to time, the “Purchase Agreement”).

The following terms shall apply to this Secured Promissory Note (this “Note”):

ARTICLE I

CONTRACT RATE AND AMORTIZATION

1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus two percent (2.0%) (collectively with the Prime Rate hereinafter, the “Contract Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate, except, the Contract Rate shall not at any time be less than an aggregate amount equivalent to eleven percent (11.0%). Interest shall be calculated on the basis of a 360 day year. Interest on the Principal Amount shall be payable monthly, in arrears, commencing on January 2, 2008, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date.

1.3 Disbursement. On the date of issuance of this Note, the Holder shall make (a) a loan disbursement into the Restricted Account referred to in the Restricted Account Agreement in the amount of One Million Four Hundred Four Thousand Eight Hundred Thirty Four and 53/100 Dollars ($1,404,834.53), (b) a loan disbursement to Company in the amount of One Million One Hundred Thirty Nine Thousand Ninety Six and 30/100 Dollars ($1,139,096.30), the proceeds of which shall be used to prepay certain indebtedness of the Company pursuant to and in accordance with the terms of the Side Letter Agreement, (c) a loan disbursement to the Company in the amount of Six Hundred Seventy Seven Thousand Six

Hundred Forty Seven and 06/100 Dollars (677,647.06) for general working capital purposes of the Company and (d) a loan disbursement to the Company in the amount of Three Hundred Seventy Eight Thousand Four Hundred Twenty Two and 11/100 Dollars ($378,422.11), the proceeds of which shall be used to pay fees and expenses in connection with the consummation of the transactions contemplated under the Purchase Agreement and certain royalty obligations of the Company to Laurus (as defined below).

1.4 Principal Payments. Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

ARTICLE II

PREPAYMENT

2.1 Optional Prepayment of Principal Amount. The Company may prepay outstanding Principal Amount, in whole or in part (the “Optional Prepayment”), by paying to the Holder a sum of money equal to the Principal Amount to be prepaid together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the “Optional Prepayment Amount”) outstanding on the Optional Prepayment Payment Date (as defined below). The Company shall deliver to the Holder a written notice of prepayment (the “Notice of Optional Prepayment”) specifying the date for such Optional Prepayment (the “Optional Prepayment Payment Date”), which date shall be no more than seven (7) business days after the date of the Notice of Optional Prepayment (the “Optional Prepayment Period”). On the Optional Prepayment Payment Date, the Optional Prepayment Amount must be paid in immediately available funds to the Holder. In the event the Company fails to pay the Optional Prepayment Amount on the Optional Prepayment Payment Date as set forth herein, then such Notice of Optional Prepayment will be null and void. If within five (5) months of the date of issue of this Note, the Company prepays in full the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement(collectively, the “Redemption Amount”), upon receipt in full of the Redemption Amount in good funds, the Holder shall rebate to the Company fifty percent (50%) of any fees it received from the Company on the date of issue of this Note.

2.2 Mandatory Prepayment of Principal Amount. Upon receipt by the Company of the net proceeds in respect of any sale of any assets relating to the Company’s or any of its Subsidiaries’ operations located at 8500 Evergreen Boulevard NW, Coon Rapids, Minnesota 55433 (a “MN Asset Sale”), the Company shall immediately apply an amount equal to 100% of the net proceeds received with respect thereto to prepay the outstanding principal balance of this Note together with any accrued and unpaid interest thereon. Nothing contained in this Section 2.3 shall be deemed a consent by the Holder to the consummation of any MN Asset Sale and the Company covenants and agrees that it shall not consummate any MN Asset Sale unless such MN Asset Sale is expressly permitted under the terms of the Purchase Agreement and the Related Agreements.

ARTICLE III

EVENTS OF DEFAULT

3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay. The Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Master Security Agreement) when due, and, in any such case, such failure shall continue unremedied for a period of five (5) days following the date upon which any such payment was due.

(b) Breach of Covenant. The Company or any of its Subsidiaries breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues unremedied for a period of thirty (30) days after the occurrence thereof.

(c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company or any of its Subsidiaries in this Note, the Purchase Agreement or any other Related Agreement shall at any time be false or misleading in any material respect on the date as of which made or deemed made.

(d) Default Under Other Agreements. The occurrence of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness for borrowed money or contingent obligation of the Company or any of its Subsidiaries, beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable; provided that, an Event of Default shall not arise under this Section 3.1(d) to the extent that the amount of such indebtedness or contingent obligation under which a default has occurred, (x) is not in excess of $100,000 in any single instance and (y) when added to all other indebtedness or contingent obligations under which a default (or similar term) has occurred, is not in excess of $250,000 in the aggregate;

(e) Material Adverse Effect. Any change or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect.

(f) Bankruptcy. The Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(g) Judgments. Attachments or levies in excess of $100,000 in the aggregate are made upon the Company or any of its Subsidiary’s assets or a judgment is rendered against the Company’s property involving a liability of more than $100,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(h) Insolvency. The Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(i) Change of Control. A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the then outstanding voting equity interest in the Company, (ii) the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment), (iii) the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity or (iv) Dr. Francis O’Donnell shall cease to be a voting member of the Board of Directors of the Company; provided, however, that with respect to sub-section (ii) above, a reduction in the Board of Directors of the Company of designees of the Parent shall not constitute a Change of Control, and provided, further, that with respect to sub-sections (i) and (iii) above, a reduction in the Parent’s ownership in the Company as a result of any dilution of its equity interest in the Company or sale, distribution or other transfer of all or part of its equity interest in the Company shall not constitute a Change of Control.

(j) Indictment; Proceedings. The indictment or threatened indictment of the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any material portion of the property of the Company or any of its Subsidiaries, if any;

(k) The Purchase Agreement and Related Agreements. (i) An Event of Default shall occur under and as defined in the Purchase Agreement or any other Related Agreement, (ii) the Company or any of its Subsidiaries shall breach any term or provision of the Purchase Agreement or any other Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, the Purchase Agreement or any Related Agreement, (iv) any proceeding shall be brought to challenge the validity, binding effect of the Purchase Agreement or any Related Agreement or (v) the Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto);

(l) Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Company shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice;

(m) Failure to Deliver Replacement Note. The Company shall be required to issue a replacement Note to the Holder pursuant to the terms of this Note and/or the Purchase Agreement and the Company shall fail to deliver such replacement Note within seven (7) business days;

(n) The December 2007 Valens U.S. Purchase Agreement and December 2007 Valens U.S. Related Agreements. (i) An Event of Default shall occur under and as defined in the Note Purchase Agreement dated as of the date hereof by and between the Company and Valens U.S. SPV I, LLC (“Valens US”) (as amended, modified and/or supplemented from time to time, the “December 2007 Valens U.S. Purchase Agreement”) or any Related Agreement (as defined in the December 2007 Valens U.S. Purchase Agreement, the “December 2007 Valens U.S. Related Agreements”), (ii) the Company or any of its Subsidiaries shall breach any term or provision of the December 2007 Valens U.S. Purchase Agreement or any December 2007 Valens U.S. Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, the December 2007 Valens U.S. Purchase Agreement or any December 2007 Valens U.S. Related Agreement, (iv) any proceeding shall be brought to challenge the validity, binding effect of the December 2007 Valens U.S. Purchase Agreement or any December 2007 Valens U.S. Related Agreement, or (v) the December 2007 Valens U.S. Purchase Agreement or any December 2007 Valens U.S. Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto);

(o) The October 2007 Purchase Agreements and October 2007 Related Agreements. (i) An Event of Default shall occur under and as defined in (A) the Note Purchase Agreement dated as of October 31, 2007 by and between the Company and the Holder (as amended, modified and/or supplemented from time to time, the “October 2007 Valens Offshore Purchase Agreement”), (B) any Related Agreement (as defined in the October 2007 Valens Offshore Purchase Agreement, the “October 2007 Valens Offshore Related Agreements”), (C) the Note Purchase Agreement dated as of October 31, 2007 by and between the Company and Valens US (as amended, modified and/or supplemented from time to time, the “October 2007 Valens U.S. Purchase Agreement” together with the October 2007 Valens Offshore Purchase Agreement, the “October 2007 Purchase Agreements”) or (D) any Related Agreement (as defined in the October 2007 Valens U.S. Purchase Agreement, the “October 2007 Valens U.S. Related Agreements” together with the October 2007 Valens Offshore Related Agreements, the “October 2007 Related Agreements”), (ii) the Company or any of its Subsidiaries shall breach any term or provision of any October 2007 Purchase Agreement or any October 2007 Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) the Company or any of its

Subsidiaries attempts to terminate, challenges the validity of, or its liability under, any October 2007 Purchase Agreement or any October 2007 Related Agreement, (iv) any proceeding shall be brought to challenge the validity, binding effect of any October 2007 Purchase Agreement or any October 2007 Related Agreement, or (v) any October 2007 Purchase Agreement or any October 2007 Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto); or

(p) The March 2006 Purchase Agreement and March 2006 Related Agreements. (i) An Event of Default shall occur under and as defined in the Note and Warrant Purchase Agreement dated as of March 31, 2006 by and between the Company, Laurus Master Fund, Ltd. (“Laurus”), Valens US (as an assignee of Laurus) and Valens Offshore SPV I, Ltd. (as an assignee of Laurus) (as amended, modified and/or supplemented from time to time, the “March 2006 Purchase Agreement”) or any Related Agreement (as defined in the Purchase Agreement, the “March 2006 Related Agreements”), (ii) the Company or any of its Subsidiaries shall breach any term or provision of any March 2006 Purchase Agreement or any March 2006 Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, any March 2006 Purchase Agreement or any March 2006 Related Agreement, (iv) any proceeding shall be brought to challenge the validity, binding effect of any March 2006 Purchase Agreement or any March 2006 Related Agreement, or (v) any March 2006 Purchase Agreement or any March 2006 Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto).

3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on this Note in an amount equal to five percent (5.0%) per annum, and all outstanding obligations under this Note, the Purchase Agreement and each other Related Agreement, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Purchase Agreement and the other Related Agreements and all obligations and liabilities of the Company under the Purchase Agreement and the other Related Agreements, to require the Company to make a Default Payment (“Default Payment”). The Default Payment shall be 130% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Purchase Agreement, and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.

ARTICLE IV

MISCELLANEOUS

4.1 Issuance of New Note. Upon any partial prepayment of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article III of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for the Holder or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.

4.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void,

4.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder’s reasonable costs of collection, including reasonable attorneys’ fees.

4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) THE PARTIES HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NONCONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

4.11 Security Interest. The Agent for the Holder, has been granted a security interest in all assets of the Company as more fully described in the Security Documents.

4.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

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IN WITNESS WHEREOF, the Company has caused this Secured Promissory Note to be signed in its name effective as of the date first written above.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

WITNESS:
/s/ Joanne Hussey